Exhibit 10.79

CORNING INCORPORATED
2019 EQUITY PLAN FOR NON-EMPLOYEE DIRECTORS

RESTRICTED STOCK UNIT GRANT NOTICE

Capitalized terms not specifically defined in this Restricted Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the Corning Incorporated (the “Company”) 2019 Equity Plan for Non-Employee Directors (as amended from time to time, the “Plan”).

The Company has granted to the participant listed below (“Participant”) the Restricted Stock Units described in this Grant Notice (the “RSUs”), subject to the terms and conditions of the Plan and the Restricted Stock Unit Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:

Grant Date:  February 5,  2020

Service Commencement Date:    January 1, 2020

Number of RSUs:  6,539

Vesting Commencement Date:  Pursuant to Participant written election, disbursement in 1 to 10 annual installments to commence in the seventh month following termination of service as a director.  In the absence of written election, disbursement will be in one installment.

Vesting Schedule:  1/12 of the Shares subject to the RSU shall vest at the end of each full month following the Service Commencement Date, subject to the terms of the Agreement.

IN WITNESS WHEREOF, this Grant Notice has been duly executed by the Company.

CORNING INCORPORATED

By:	/s/ John P. MacMahon

Name:	John P. MacMahon
Title:	Senior Vice President Compensation & Benefits

© 2020 Corning Incorporated. All Rights Reserved.

RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.
GENERAL

1.1    Award of RSUs and Dividend Equivalents.

(a)    The Company has granted the RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”).  Each RSU represents the right to receive one Share or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement.  Participant will have no right to the distribution of any Shares or payment of any cash until the time (if ever) the RSUs have vested.

(b)    The Company hereby grants to Participant, with respect to each RSU, the right to receive the equivalent value of any such ordinary cash dividends paid on a single Share (each “Dividend Equivalent”).

1.2    Incorporation of Terms of Plan.  The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control, except with respect to the payment of Dividend Equivalents.

1.3    Unsecured Promise.  The RSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

ARTICLE II.
VESTING; FORFEITURE AND SETTLEMENT

2.1    Vesting; Forfeiture.

(a)    The RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. In the event of Participant’s ceases to be a Director for any reason (a “Termination of Service”), all unvested RSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Committee or set forth below.

(b)    Notwithstanding any contrary provision of this Agreement, in the event of a Change of Control, all unvested RSUs will vest in full immediately prior to the Change of Control.  For purposes of this Agreement, “Change of Control” shall mean an event that is a “change in control event,” as defined in U.S. Treasury Regulation Section 1.409A-3(i)(5) and that also falls within one of the following circumstances.

(i)    an offerer (other than the Company) purchases Shares pursuant to a tender or exchange offer for such shares;

(ii)    any person (as such term is used in Sections 13(d) and 14(d) (2) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of the Company’s securities representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(iii)    the membership of the Board changes as the result of a contested election or elections, such that a majority of the individuals who are directors at any particular time were initially placed on the Board as a result of such a contested election or elections occurring within the previous two years;

(iv)    the consummation of a merger in which the Company is not the surviving corporation; or

(v)    a sale or disposition of all or substantially all of the Company’s assets.

2.2    Settlement.

(a)    Participant’s vested RSUs will be distributed in Shares (either in book-entry form or otherwise) or, at the option of the Company, paid in an amount of cash as set forth in Section 2.2(b), in either case, on the earliest to occur of the following dates:

(i)    the date of the occurrence of a Change of Control; or

(ii)    subject to Section 2.2(c), in the seventh month following the date of Participant’s separation from service (as defined in Section 409A)  for any reason or death; provided, that if Participant has made a distribution election that applies to amounts allocated to Participant’s Restricted Stock Unit Account under the Company’s Deferred Compensation Plan for Directors for the same calendar year in which the Grant Date occurs and the timing of such election does not cause the RSUs to violate Section 409A of the Code (“Section 409A”), then such distribution election shall also apply to the RSUs and the Shares (or cash) distributed from the RSUs shall be made in a lump sum or in installments as may have been elected by Participant.

(b)    In the event that the Company elects to make payment of Participant’s RSUs in cash, the amount of cash payable with respect to each RSU shall be equal to the closing price of a Share on the New York Stock Exchange (“Fair Market Value”) on the day immediately preceding the applicable distribution or payment date set forth in Section 2.2(a).  All distributions made in Shares shall be made by the Company in the form of whole Shares, and any fractional share shall be distributed in cash in an amount equal to the value of such fractional share determined based on the Fair Market Value as of the date immediately preceding the date of such distribution.

(c)    Notwithstanding any provisions of this Agreement or the Plan to the contrary, the time of distribution of the RSUs under this Agreement may not be changed except as may be permitted by the Committee in accordance with Section 409A of the Code and the applicable Treasury Regulations promulgated thereunder.

Article III.
other provisions

3.1    Adjustments.  Participant acknowledges that the RSUs, the Shares subject to the RSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

3.2    Taxes.  Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs and the Dividend Equivalents.  Neither the Company nor any subsidiary makes any representation or undertaking regarding the taxes that may arise in connection with the awarding, vesting or payment of the RSUs or the Dividend Equivalents or the subsequent sale of Shares.

3.3    Notices.  Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number.  Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files.  By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party.  Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

3.4    Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.5    Conformity to Securities Laws.  Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all applicable laws and, to the extent applicable laws permit, will be deemed amended as necessary to conform to applicable laws.

3.6    Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.7    Entire Agreement.  The Plan, the Grant Notice and this Agreement (including any agreements referenced herein) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

3.8    Agreement Severable.  In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

3.9    Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.

3.10    Not a Contract of Employment.  Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any subsidiary or interferes with or restricts in any way the rights of the Company and its subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause.

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© 2020 Corning Incorporated. All Rights Reserved.